Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORVEL CORPORATION

CorVel Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is CorVel Corporation.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 1991 under the name FORTIS Corporation.

THIRD: The Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on August 3, 2020.

FOURTH: The Board of Directors of the Corporation, acting in accordance with Section 141(f) and Section 242 of the Delaware General Corporation Law, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, and authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”).

FIFTH: Upon the effectiveness of this Certificate of Amendment, Section 2 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“2. Common Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 360,000,000, with a par value of $0.0001 per share.

Effective upon the effectiveness of this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) with the Secretary of State of the State of Delaware, every one (1) share of Common Stock outstanding, or held in treasury, shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into three (3) shares of Common Stock outstanding, or held in treasury, as the case may be (the “Forward Stock Split”). Each certificate that immediately prior to the effectiveness of this Certificate of Amendment represented shares of Common Stock shall thereafter represent that number of shares of Common Stock represented by such certificate after adjusting for the effectiveness of the Forward Stock Split. The par value of the Common Stock shall remain $0.0001 per share. The Forward Stock Split shall apply to all shares of Common Stock.”

SIXTH: This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 141(f) and Section 242 of the Delaware General Corporation Law. No meeting or vote of the Corporation’s stockholders was required to adopt the Certificate of Amendment pursuant to Section 242(d)(1) of the Delaware General Corporation Law.

SEVENTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

EIGHTH: This Certificate of Amendment shall be effective as of December 24, 2024 at 9:30 a.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on December 23, 2024.

By:	/s/ Michael G. Combs
Michael G. Combs
Chief Executive Officer and President